RETENTION AGREEMENT

      THIS RETENTION AGREEMENT dated as of January 1, 1999 (the "Effective Date") by and between Avis Rent A Car, Inc. (the "Company") and F. Robert Salerno (the "Executive").

                             WITNESSETH:

      WHEREAS, the Company has determined that appropriate steps should be taken to encourage the Executive to remain employed by the Company by providing for certain benefits;

      NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to the following:

      1. Definitions. The capitalized terms used herein shall have the meanings ascribed to them below.

            (a) "Cause" shall mean (i) the willful and continued failure by the Executive substantially to perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), as determined by the Board of Directors of the Company (the "Board"), (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) the Executive's conviction of a felony. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause under clause (i) or (ii) above unless and until there shall have been delivered to the Executive by the Company a copy of a Notice of Termination authorized by the Board stating that in the good faith opinion of the Board the Executive is guilty of conduct set forth in clause (i) or (ii) above and specifying the particulars thereof in detail.

            (b) "Good Reason" shall mean a reduction in the Executive's annual rate of base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement. Notwithstanding the foregoing, a termination by the Executive for Good Reason shall not be effective unless (x) the Executive has delivered to the Company a Notice of Termination for Good Reason within 30 days of his becoming aware of the existence of an event or circumstance
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constituting Good Reason; and (y) the Company has not cured such event or circumstance within 10 business days of its receipt of such Notice of Termination.

      2. Retention Incentive.

            (a) Subject to the conditions of paragraph (b) below, the Executive shall be entitled to receive the following:

            (i) a lump sum cash payment (the "First Cash Incentive") of $350,000 on June 30, 2000 (the "First Retention Date"); and

            (ii) a lump sum cash payment (the "Second Cash Incentive" and, together with the First Cash Incentive, the "Retention Incentive") of $350,000 on December 31, 2001 (the "Second Retention Date").

            (b) The Executive shall be entitled to the First Cash Incentive and the Second Cash Incentive only if the Executive is employed by the Company as of the First Retention Date and the Second Retention Date, respectively; provided, however, that, in the event that the Executive's employment with the Company is terminated prior to the Second Retention Date either (i) by the Company without Cause or (ii) by the Executive for Good Reason, then the First Cash Incentive (if it has not previously been paid) and the Second Cash Incentive shall be paid on the dates described in clauses (a)(i) and (a)(ii), respectively.

            (c) If the Executive's employment is terminated prior to the Second Retention Date either (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Second Cash Incentive shall immediately be forfeited. If the Executive's employment is terminated prior to the First Retention Date either (x) by the Company for Cause or (y) by the Executive other than for Good Reason, the Retention Incentive shall immediately be forfeited.

            (d) The Retention Incentive shall be subject to deductions for applicable federal, state and local withholding taxes.

      3. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights (or rights which would accrue solely as a result of the passage of time) under any employee benefit plan or employment agreement or other contract, plan or arrangement nor shall any
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amounts payable hereunder be considered in determining the amount of benefits payable to the Executive under any such plan, agreement or contract.

      4. Successor to the Company.

            (a) This Agreement shall be binding on the Company's successors and assigns.

            (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's personal representative, devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

      5. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

                If to the Company:

                Avis Rent A Car, Inc.
                900 Old Country Road
                Garden City, New York  11530
                Attention:  General Counsel

                If to the Executive:

                F. Robert Salerno
                28 Katonah"s Wood Road
                Katonah, New York  10536

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      6. Amendment, Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach of the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

    7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforce ability of any other provision of this Agreement, which shall remain in full force and effect.

    8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    9. Governing Law. This Agreement shall be governed by and construed in accordance with federal laws of the United States, if applicable or, if inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely with the State of New York.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        --------------------------------
                                        By:    Martin L. Edelman
                                        Title: Chairman

                                        --------------------------------
                                                       F. Robert Salerno